                                                                   Exhibit 99.A7












                                Exhibit 27(d)(i)

            Specimen Flexible Premium Variable Life Insurance Policy

                        AUSA LIFE INSURANCE COMPANY, INC.
                                (A STOCK COMPANY)

                         Home Office: Purchase, New York
                   Administrative Office: Clearwater, Florida


IN THIS POLICY AUSA Life Insurance Company, Inc. will be referred to as WE, OUR or US. The Joint Insureds are named on the Policy Schedule Page.

WE AGREE to pay the Death Benefit Proceeds to the Beneficiary upon the death of the Surviving Insured when We receive proof that both Joint Insureds died while this Policy is in force. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED. THE METHOD FOR DETERMINING THE AMOUNT OF THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT PROVISION.

WE AGREE to pay the Net Surrender Value to the Owner if at least one of the Joint Insureds is alive on the Maturity Date and this Policy is in force. POLICY VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT, SUBJECT TO ANY MINIMUM GUARANTEES. POLICY VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy. This policy is a legal contract between the Owner and Us. READ YOUR CONTRACT CAREFULLY.

IN WITNESS WHEREOF, We have signed this Policy at Our Administrative Office in Clearwater, Florida as of the Policy Date.


         /s/ Craig D. Vermie                 /s/ Tom A. Schlossberg
         -------------------                 ----------------------
              Secretary                            President


                             RIGHT TO EXAMINE POLICY

The Owner may cancel this Policy by returning it to Us at P.O. Box 9054 Clearwater, Florida 33758-9054 or to the representative through whom it was purchased within 10 days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the total of all premiums paid for this Policy.


       Joint Survivorship Flexible Premium Variable Life Insurance Policy
          Death Benefit Proceeds Payable at Death of Surviving Insured
                             Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
         Flexible Premiums Payable During Lifetime of Surviving Insured
                             Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

                                POLICY GUIDE

POLICY SCHEDULE....................................................      3

RIDER INFORMATION..................................................      4

TABLE OF GUARANTEED RATES..........................................     4A

DEFINITIONS........................................................      5

GENERAL PROVISIONS.................................................      7

DEATH BENEFIT PROVISIONS...........................................     11

SEPARATE ACCOUNT PROVISIONS........................................     13

PREMIUM PROVISIONS.................................................     15

POLICY VALUE PROVISIONS............................................     17

POLICY SPLIT OPTION................................................     22

SETTLEMENT OPTIONS.................................................     23



                                  ENDORSEMENTS

                        AUSA LIFE INSURANCE COMPANY, INC.
                                 Policy Schedule

Joint Insureds:                                              Policy Number:                          01-23456789
    John Doe
    Jane Doe
Specified Amount;                             $1,000,000     Policy Date:                           June 01, 2002
Option Type:                                           A     Record Date:                           June 01, 2002
Planned Premium:                              $10,000.00     No Lapse Date:                         June 01, 2027
Payment Frequency:                              Annually     Maturity Date:                         June 01, 2067
Initial Premium:                              $10,000.00     Reallocation Date:                     June 16, 2002
Rate Band:                                        Band 2     Minimum Monthly Guarantee Premium:     $      313.62
                                                                                                    --------------

Minimum Specified Amount
               Band 1                         $  100,000     Band 2                                 $   1,000,000

Separate Account Provisions

               Separate Account:                             [AUSA Series Life Account]

Mortality and Expense Risk Charge:

     Policy Years 1-15: .90% (Annually)       Policy Years 16+ Current: [.30%] (Annually)           Guaranteed:  .60% (Annually)

Reallocation Account:                                        [Fixed Account]

Policy Value Provisions

               Net Premium Factor
                      Policy Years 1-10:           94.00%    Policy Years 11+:     97.50%

               Monthly Policy Charge Initial:    $ [5.00]    Guaranteed:           $10.00

Monthly Death Benefit Guarantee Charge:                      $.04 Per $1,000 Specified Amount

Deferred Surrender Charges

               Surrender Charge Base Premium                 $10, 516.63
               Issue Charge:                                 $5.00 per $1,000 Specified Amount
               Initial Percentage:                           26.5%
               Excess Percentage:                            [4.2%]

Surrender Charge Factors
               End of Policy Year*            At issue       [1-6     7     8     9     10     11     12     13     14     15+]
               factor                         1              [1    .944   .80   .66    .54    .42    .31    .20    .10%    .00]

*The charge on any date other than an anniversary will be interpolated between the two end of year charges.

Fixed Account Minimum Guaranteed Effective Annual Interest Rate:  3.00%

Maximum Loan Interest Rate Charged:                          4%
Current Loan Interest Rate Charged: [3.75%]                  Interest Credited on Loaned Amount:    3%

Withdrawal Processing Fee:                                   Lesser of 2% of amount withdrawn or $25

Fixed Account Value Limit: [$5,000 - 100,000]

Additional amounts are not guaranteed and We have the right to change the amount of interest credited to the Policy and the amount of cost of insurance or other expenses deducted under the Policy which may require more premium to be paid than was illustrated or the Cash Values may be less than those illustrated.

The Policy might not mature even if Planned Premiums are paid due to changes in the current interest rate credited, the investment performance of the Separate Account, changes in current expense loads or cost of insurance, loans, withdrawal activity or changes in death benefit options.

Based on payment of the No-Lapse Premium (Minimum Monthly Guarantee Premium) an additional lump sum payment may be required to keep the Policy In Force at the end of the No-Lapse Period. The Policyowner should contact Us to obtain additional information.

                        AUSA LIFE INSURANCE COMPANY, INC.
                               Clearwater, Florida

                                RIDER INFORMATION


Policy Number: 01-23456789

Rider                                                        Monthly Deduction
-----
Joint Insured Term Rider                                          $  0.07

Number:                      01-23456789
Face Amount                  $ 100,000

Insured:                     John Doe
Rate Class:                  Ultimate Standard

Insured:                     Jane Doe
Rate Class:                  Ultimate Select

Guarantee Charge:            $.02 Per $1,000 Face Amount

Individual Insured Rider                                          $ 13.92

Number:                      01-23456789
Face Amount                  $ 100,000

Insured:                     John Doe
Rate Class:                  Ultimate Standard

Guarantee Charge:            $.01 Per $1,000 Face Amount

Individual Insured Rider                                          $ 12.17

Number:                      01-23456789
Face Amount                  $ 100,000

Insured:                     Jane Doe
Rate Class:                  Ultimate Select

Guarantee Charge:            $.01 Per $1,000 Face Amount



The monthly deductions shown above are applicable for the first policy month. For monthly deductions after the first policy month, refer to the rider form.

                        AUSA LIFE INSURANCE COMPANY, INC.
                               Clearwater, Florida

                                 POLICY SCHEDULE

                           Policy Number: 01-23456789
                               TABLE OF GUARANTEED
                          MAXIMUM LIFE INSURANCE RATES

Guaranteed Rate Basis for Initial Specified Amount on Joint Insureds. Commissioners 1980 Standard Ordinary Tobacco and Non- Tobacco Mortality Table.

         John Doe

                  Male Lives - Age 35
                  Ultimate Standard

         Jane Doe
                  Female Lives - Age 45
                  Ultimate Select

Annual Cost of Insurance Rates Per $1,000. Monthly Cost of Insurance Calculations Will Use One-Twelfth of These Rates.

     POLICY YEAR      ANNUAL RATE      POLICY YEAR      ANNUAL RATE
          1             0.00786            34             28.54217
          2             0.02566            35             33.04757
          3             0.04732            36             38.19909
          4             0.07368            37             44.12359
          5             0.10572            38             51.00041
          6             0.14502            39             58.93925
          7             0.19325            40             67.82963
          8             0.25128            41             77.72108
          9             0.32288            42             88.29547
         10             0.40756            43             99.43366
         11             0.50977            44            110.89562
         12             0.62792            45            122.73661
         13             0.76531            46            134.98742
         14             0.92136            47            147.75350
         15             1.10386            48            161.22760
         16             1.31724            49            175.59714
         17             1.57415            50            191.01410
         18             1.88709            51            207.94037
         19             2.27451            52            227.04813
         20             2.74851            53            248.38498
         21             3.30571            54            269.05838
         22             3.95959            55            271.68161
         23             4.70108            56            233.69004
         24             5.54054            57            246.12000
         25             6.49274            58            259.32996
         26             7.61219            59            276.30000
         27             8.95085            60            298.14996
         28            10.57872            61            329.96004
         29            12.56353            62            384.54996
         30            14.94248            63            480.20004
         31            17.73557            64            657.98004
         32            20.92950            65            999.99996
         33            24.53319


                                     Page 4A

                                                                     DEFINITIONS


ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

ANNIVERSARY       The same day and month as the Policy Date for each succeeding year the Policy remains In Force.

BENEFICIARY       The person or persons specified by the Owner to receive the
                  Death Benefit Proceeds upon the death of the Surviving
                  Insured.

DEATH BENEFIT     The death benefit is based upon the Specified Amount, Option
                  Type and the limitation percentage applicable at time of death.

DEATH BENEFIT     The amount payable upon the death of the Surviving Insured in
PROCEEDS          accordance with the Death Benefit Proceeds section of the
                  Death Benefit Provisions of this Policy.

FIXED ACCOUNT     An allocation option other than the Separate Account.

INITIAL PREMIUM   The amount which must be paid before coverage begins. The
                  amount is shown on the Policy Schedule Page.

IN FORCE Condition under which the coverage under this Policy or Rider, if any, is active and either Joint Insured remain insured.

JOINT INSUREDS    The persons whose lives are insured under this Policy as shown on the Policy Schedule Page.

MATURITY DATE     The date when coverage under the Policy will terminate if the
                  Policy is In Force. The Maturity Date will occur on the
                  Anniversary nearest the younger insured's 100th birthday.

MINIMUM MONTHLY   The minimum cumulative monthly premium, as shown on the Policy
GUARANTEE PREMIUM Schedule Page, required by Us in order to prevent the state of a grace period, as described in the Grace Period section of the Premiums Provisions of this Policy.

MONTHIVERSARY     The day of each month coinciding with the Policy Date. If
                  there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET PREMIUM       The portion of the premium available for allocation as set forth in the Net Premium section of the Policy Value
                  Provisions of this Policy.

NET SURRENDER     The amount payable upon surrender in accordance with the Net
VALUE             Surrender Value section of the Policy Value Provisions of this
                  Policy.

NO LAPSE DATE     The date, as set forth on the Policy Schedule Page, prior to which this Policy will not lapse if certain conditions, as stated in this Policy, are met, even though the Net Surrender
                  Value is insufficient to meet the monthly deduction. After this date the Policy will not lapse if the Net Surrender Value is sufficient to meet the monthly deduction.

OFFICE            Refers to Our Administrative Office located in Clearwater,
                  Florida.

PLANNED PREMIUM   The intended future premiums that the Insured expects to pay at the frequency described on the Policy Schedule Page.

POLICY DATE       The date coverage is effective and monthly deductions
                  commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule Page.

REALLOCATION DATE The date on which any premiums are reallocated  from the
                  Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule Page.

RECORD DATE       The date the Policy is recorded on Our books as an In Force
                  Policy. The Record Date is shown on the Policy Schedule Page.

RIDER Any attachment to this Policy which provides additional coverages or benefits.

SEC               The United States Securities and Exchange Commission.

SEPARATE ACCOUNT  A unit investment trust, consisting of Subaccounts. Each
                  Subaccount of the Separate Account buys shares of a corresponding portfolio of a Series Fund.

SERIES FUND       A designated mutual fund from which each Subaccount of the
                  Separate Account will buy shares.

SUBACCOUNT        A sub-division of the Separate Account. Each Subaccount
                  invests exclusively in the shares of a specified Series Fund portfolio.

SURVIVING INSURED The Joint Insured who remains alive after the other Joint
                  Insured has died.

TERMINATION       Condition under which coverage under the Policy or any Rider is no longer In Force and the Joint Insured lives are no longer insured.

VALUATION DATE    Any day We are required by law to value the assets of the
                  Separate Account.

VALUATION PERIOD  The period commencing at the end of one Valuation Date and continuing to the end of the next succeeding Valuation Date.

WRITTEN NOTICE    Written Notice means a notice by the Owner to Us requesting or exercising a right of the Owner as provided in the Policy
                  Provisions. In order for a notice to be considered a Written
                  Notice, it must be: in writing, signed by the Owner; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our Administrative Office.



                                                              GENERAL PROVISIONS


THE POLICY        This Policy is issued in consideration of the attached
                  application and payment of the Initial Premium. This Policy, the attached application and any additional applications at the time of reinstatement constitute the entire contract. All statements in these applications will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy section can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

                  Upon notice to the Insureds, We may modify the Policy:

                  1. to make the Policy comply with any law or regulation issued by a governmental agency to which We are subject; or
                  2. to assure continued qualification of the Policy under the Internal Revenue Code or other federal or state laws relating to variable life insurance policies; or
                  3. to reflect a change in the operation of the separate account.

OWNERSHIP         This Policy belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under this Policy while either or both of the Joint Insureds are living. If the Owner should die during the Insureds' lifetime, ownership of this Policy will pass to the Owner's estate if no contingent Owner is named.

                  We will not be bound by any change in the Ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is signed subject to actions taken by Us prior to receipt of the Written Notice. If We request, this Policy must be returned to Our Administrative Office for endorsement.

BENEFICIARY       The Beneficiary, as named in the application or subsequently changed, will receive the Death Benefit Proceeds. If the Beneficiary dies before the Surviving Insured, the Contingent
                  Beneficiary, if named, becomes the Beneficiary. If no Beneficiary survives the Surviving Insured, the Death Benefit
                  Proceeds will be paid to the Owner or the Owner's estate.

                  We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is signed subject to actions taken by Us prior to receipt of the Written Notice. If We request, this Policy must be returned to Our Office for endorsement.

                  If an irrevocable beneficiary is named, such beneficiary may not be changed without their written consent.

ASSIGNMENT        This Policy may be assigned. We will not be bound by any
                  assignment unless made by Written Notice. The assignment will be effective on the date the Written Notice is signed subject to actions taken by Us prior to receipt of the Written Notice.
                  We assume no responsibility for the validity of any assignment.

EXTENDED MATURITY The Owner may request that the Maturity Date shown on the
DATE Policy Schedule page be extended. The request must be in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date. Any Riders In Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended. Policy loans, policy loan repayments, partial withdrawals, and Subaccount transfers may continue beyond extension.

                  If the Death Benefit Option Type is other than Option A upon extension of the Maturity Date, the Option Type will be changed to Option A. Subsequent changes to the Option Type will not be allowed. On each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted except as needed to keep the policy from lapsing. All future monthly deductions will be waived. We will continue Mortality and Expense charges, service charges, Net Premium factors, policy loan interest and withdrawal processing fees.

                  UPON EXTENSION OF THE MATURITY DATE PAST AGE 100, THE POLICY MAY NOT QUALIFY AS LIFE INSURANCE AND MAY BE SUBJECT TO FEDERAL TAX CONSEQUENCES. A TAX ADVISOR SHOULD BE CONSULTED PRIOR TO ELECTING TO EXTEND THE MATURITY DATE.

AGE AND SEX       If either Joint Insured's date of birth or sex is not
                  correctly stated, the Death Benefit will be adjusted upon discovery. The Death Benefit will be adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on the correct date of birth and sex.

INCONTESTABILITY  This Policy shall be incontestable after it has been In Force, while either Joint Insured is still alive, for two years from the Policy Date. At the end of the second policy year, We will mail the Owner a notice requesting to know if either Joint Insured has died. Failure to tell Us of the death of a Joint Insured will not avoid a contest, if We have basis to do so, even if the Policy is still In Force. Any material misrepresentations, as defined by the state of New York, are contestable.

                  If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

                  If this Policy is issued from a conversion, the contestability period is measured from the original Policy's Policy date.

SUICIDE If either Joint Insured dies by suicide within two years from the Policy Date of this Policy (suicide period), this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid less any loan and any prior withdrawals during such period.

                  In lieu of the above and prior to Termination, and upon the Owner's Written Notice, We will allow this Policy to be exchanged, at the same risk classification as the Surviving Insured without evidence of insurability, for a new policy on the life of the Surviving Insured. The new policy will be issued as of the original Policy's Policy Date, subject to the following:

                  1. The new policy is on any permanent individual fixed account life insurance policy then offered by Us; and
                  2. The amount of insurance upon exchange is equal to one-half the Specified Amount, excluding any Riders, then In Force under this Policy.

                  If this Policy is issued from a conversion, the suicide period is measured from the original Policy's Policy date.

ANNUAL REPORT     We will send a report to the Owner at least once each year.
                  It will show for the Policy:

                  1. The current cash value;      4. Any current policy loans;
                  2. The current Net Surrender    5. Activity since last report;
                     Value; the
                  3. The current Death Benefit;   6. Projected values.

                  Additional activity within each Subaccount showing investment experience will also be provided. The report will also show any other information required by the laws or regulations of the state of New York.

TERMINATION       This Policy will terminate on the earliest of:

                  1. The Maturity Date unless    3. The end of the grace period;
                     extended;
                  2. The date of the Surviving   4. The date of surrender.
                     Insured's death;

POLICY PAYMENT    All proceeds to be paid upon Termination will be paid in one sum unless otherwise elected under the Settlement Options
                  Provisions of this Policy.

                  Payment of variable death benefits, cash surrender values, policy loans or withdrawals (except when used to pay premiums) from the Subaccounts will be processed as provided in this Policy unless one of the following situations exists:

                  1.  The New York Stock Exchange is closed; or
                  2. The SEC requires that trading be restricted or declares an emergency.

                  We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than 6 months.

CONVERSION RIGHTS At any time upon Written Notice within the first 2 policy years, the Owner may elect to transfer all Subaccount values to the Fixed Account without a transfer charge.

                  In the event of a material change in the investment policy of any Subaccount, the Owner will have the option of transferring all Subaccount values of this Policy, at any time, to the Fixed Account without a transfer charge. The Owner's request to transfer to the Fixed Account must be received by Us within 60 days (a) after the effective date of change of investment policy; or (b) the date the Owner receives notification of such change, whichever is later.

REDUCED PAID-UP   The Owner may transfer all values from the Sub-Accounts to the
BENEFIT           Fixed Account, without a transfer charge, and purchase a
                  Reduced Paid-Up Benefit. The Reduced Paid-Up Benefit will be paid upon the death of the Surviving Insured. The request must be made in writing and must be received by Us at least 30 days prior to the next Policy Anniversary. The Reduced Paid-Up
                  Benefit will become effective as of the next Policy
                  Anniversary. Following the request to purchase a Reduced
                  Paid-Up Benefit, additional premium payments, policy loans, withdrawals, and transfers will not be allowed.

                  The amount of the Reduced Paid-Up Benefit will be based upon the Net Surrender Value on the effective date of this option, the cost of insurance rates guaranteed in this Policy, and the guaranteed Fixed Account interest rate. The reduced paid-up option death benefit amount cannot exceed the current Death Benefit Proceeds. Any Net Surrender Value not used to purchase the Reduced Paid-Up Benefit will be paid to the Owner. The amount of the Reduced Paid-Up Benefit will remain level and will not be less than that required by law.

                  At any time prior to the Surviving Insured's death, the Owner may surrender the Reduced Paid-Up Benefit for its then current Net Surrender Value.

                  We reserve the right to defer the payment of the Net Surrender Value for the period permitted by law, but not for more than six months.

PROTECTION OF     Unless the Owner directs by filing Written Notice, no
PROCEEDS          Beneficiary may assign any payments under this Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors.



                                                        DEATH BENEFIT PROVISIONS


DEATH BENEFIT     The Death Benefit is based upon the Specified Amount, Option
                  Type and the limitation percentage applicable at time of death.

SPECIFIED AMOUNT  The Specified Amount is as shown on the Policy Schedule Page, unless changed in accordance with the Changes section or reduced by a cash withdrawal.

OPTION TYPE       The Option Type is as shown on the Policy Schedule Page,
                  unless changed in accordance with the Changes section of this Provision.

                  If Option Type A is in effect, the Death Benefit is the greater of:

                  1.       the Specified Amount; or
                  2. the limitation percentage multiplied by the cash value of this Policy on the date of the Surviving Insured's death; or
                  3. the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

                  If Option Type B is in effect, the Death Benefit is the greater of:

                  1. the Specified Amount plus the cash value of this Policy on the date of the Surviving Insured's death; or
                  2. the limitation percentage multiplied by the cash value of this Policy on the date of the Surviving Insured's death; or
                  3. the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

                  This Policy is intended to qualify under Section 7702 of the Internal Revenue Code as a life insurance contract for federal tax purposes. The Death Benefit under this Policy is intended to qualify for the federal income tax exclusion. The Provisions of this Policy (including any rider or endorsement) will be interpreted to ensure tax qualification, regardless of any language to the contrary.

LIMITATION        The limitation percentage is a percentage based on attained
PERCENTAGE        age of the younger Joint Insured at the beginning of the
                  policy year equal to:


                  Attained Age           Limitation Percentage
                  -------------          --------------------------------------
                  40 and under           250%
                  41 through 45          250% minus 7% for each age over age 40
                  46 through 50          215% minus 6% for each age over age 45
                  51 through 55          185% minus 7% for each age over age 50
                  56 through 60          150% minus 4% for each age over age 55
                  61 through 65          130% minus 2% for each age over age 60
                  66 through 70          120% minus 1% for each age over age 65
                  71 through 75          115% minus 2% for each age over age 70
                  76 through 90          105%
                  91 through 95          105% minus 1% for each age over age 90
                  96 and older           100%

CHANGES The Owner may change the Option Type or decrease the Specified Amount after the third policy year by Written Notice. Either one change or one decrease may be allowed within each policy year. The change will be effective on the first Monthiversary on or next following the day We receive the request. No change in the Option Type will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule Page. A change in the Option Type will change the Specified Amount as follows:

                  1. If the change is from Option Type A to Option Type B, the Specified Amount after such change will be equal to:

                           (a)      the Specified Amount prior to such change;
                                    minus

                           (b)      the cash value on the date of change.

                  2. If the change is from Option Type B to Option Type A, the Specified Amount after such change will be equal to:

                           (a)      the Specified Amount prior to such change;
                                    plus

                           (b)      the cash value on the date of change.

                  We reserve the right to limit any decrease in the Specified Amount to no more than 20% of the then current Specified Amount. After the later of the end of the Surrender Charge period or Attained Age 65 of the younger Joint Insured we will allow decreases above 20% of the then current Specified Amount. Any decrease will become effective on the first Monthiversary on or next following the day We receive the request. No decrease will be allowed if: (a) the Specified Amount after any requested decrease would be less than the Minimum Specified Amount shown on the Policy Schedule Page; or
                  (b) the requested decrease would force a cash withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations; or (c) the decrease will cause the Policy to enter the grace period.

DEATH BENEFIT     The Death Benefit Proceeds is the amount payable by Us under
PROCEEDS          this Policy provided this Policy has not terminated prior to the Surviving Insured's death. Except as provided in the Suicide section of the General Provisions of this Policy, the Death Benefit Proceeds will be equal to:

                  1.       The Death Benefit; minus
                  2.       Any monthly deductions due during the grace period;
                           minus
                  3. Any monthly deductions due prior to the No Lapse Date, as shown on the Policy Schedule Page, if the cash value has become negative; minus
                  4.       Any outstanding policy loan; minus
                  5.       Any accrued loan interest.



                                                     SEPARATE ACCOUNT PROVISIONS


THE SEPARATE      The variable benefits under this Policy are provided through
ACCOUNT           the Separate Account as shown on the Policy Schedule Page. The
                  Separate Account is established under the laws of New York.
                  The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly. Policy benefits reflect the investment experience of the Separate Account established and maintained by Us.

SUBACCOUNTS       The Separate Account has various Subaccounts with different investment objectives. We reserve the right to add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Series
                  Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.

TRANSFERS         The Owner may transfer all or a portion of this Policy's value in each Subaccount to other Subaccounts or the Fixed Account subject to the limitations imposed under the Fixed Account
                  Value section of the Policy Value Provisions of this Policy.
                  Transfers in excess of one per policy month or twelve per policy year are subject to a $25 charge. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Office.

MARKET TIMING     This Policy was not designed for professional market timing organizations or other persons that use programmed large frequent transfers, commonly known as market timing. The use of such transfers may be disruptive to the Accounts and Series
                  Fund portfolios and increase transaction costs. We reserve the right to reject any premium payment or transfer request from any person if, in our judgment, the payment or transfer or series of transfers would have a negative impact on the Accounts' or Series Fund portfolios' operations or if a Series
                  Fund portfolio would reject our purchase order. We may impose other restrictions on transfers or even prohibit them for any owner who, in our view, has abused, or appears likely to abuse, the transfer privilege.

ADDITION,         We reserve the right to transfer assets of the Separate
DELETION OR       Account, which We determine to be associated with the class of
SUBSTITUTION OF   contracts to which this Policy belongs, to another Separate
INVESTMENTS       Account, subject to prior approval by the Superintendent of
                  Insurance of New York State. If this type of transfer is made, the term "Separate Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount, subject to prior approval by the Superintendent of Insurance of New York
                  State.

                  We reserve the right, when permitted by law, to:

                  1. Deregister the Separate Account under the Investment Company Act of 1940;
                  2. Manage the Separate Account under the direction of a committee at any time;
                  3. Restrict or eliminate any voting privileges of owners or other persons who have voting privileges as to the Separate Account;
                  4. Combine the Separate Account or any Subaccount(s) with one or more other separate accounts or subaccounts;
                  5. Operate the Separate Account as a management investment company;
                  6. Establish additional Subaccounts to invest in either a new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and
                  7. Fund additional classes of variable life insurance contracts through the Separate Account.

CHANGE OF         We reserve the right to change the investment objective of a
INVESTMENT        Subaccount. If required by law or regulation, an investment
OBJECTIVE         objective of the Separate Account, or of a Series Fund
                  portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance
                  Department of the state where this Policy is delivered.

UNIT VALUE        Some of the policy values fluctuate with the investment
                  results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

                  1. The total value of the assets held in the Subaccount, including the value of any dividends or capital gains distribution declared and reinvested by the portfolio during the Valuation Period. This value is determined by multiplying the number of shares of the designated Series Fund portfolio owned by the Subaccount times the net asset value per share; minus
                  2. The accrued risk charge for adverse mortality and expense experience. The daily amount of this charge is equal to the daily net assets of the Subaccount multiplied by the daily equivalent of the Mortality and Expense Risk Charge. The maximum annual factor for the Mortality and Expense Risk Charge is shown on the Policy Schedule Page; minus
                  3. The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by Us, subject to prior approval by the Superintendent of Insurance of New York State, to be properly attributable to the Subaccount; and the result divided by
                  4. The number of outstanding units in the Subaccount prior to the purchase or redemption of any units on that date.



                                                              PREMIUM PROVISIONS


PAYMENT The Initial Premium shown on the Policy Schedule Page must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Office.


PREMIUMS The amount and frequency of the Planned Premium are shown on the Policy Schedule Page. The amount and frequency may be changed upon request, subject to Our approval.

                  While this Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

                  1. The amount is below Our current minimum payment requirement of $50; or
                  2. The premium would increase the Death Benefit by more than the amount of the premium; or
                  3. The premium would disqualify this Policy as a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

GRACE PERIOD      A report will be sent to the policyholder if the Net Surrender
                  Value under this Policy on any Monthiversary is not sufficient to cover the monthly deductions on that processing day. These monthly deductions are used to pay the charges authorized by the policy to keep it In Force until the next following processing day. The report will be mailed no earlier than, and within 30 days after, the policy processing day on which the insufficiency occurred. The report will indicate the minimum payment required under the terms of the policy to keep it In
                  Force and the length of the grace period for payment of such amount. We will mail the report to the last known address of the Owner and any assignee of record. A grace period of 61 days will be allowed for the payment of premiums. The Policy will remain In Force during the grace period. If the amount due is not paid within the grace period, all coverage under the Policy and any Riders will terminate without value at the end of the grace period.

                  Until the No Lapse Date shown on the Policy Schedule Page, no grace period will begin provided the total premiums received (minus any withdrawals, minus any outstanding loans and minus any accrued loan interest) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Minimum Monthly Guarantee Premium is as shown on the Policy Schedule Page unless changed due to a requested change under the Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and the effective date for the new premium.

                  As a result of monthly deductions, the cash value may be negative with no accumulation of interest during the grace period or until the No Lapse Date shown on the Policy Schedule Page. Any negative values must be repaid by the Owner on the No Lapse Date.

REINSTATEMENT     If this Policy terminates, as provided in the Grace Period section of this Provision, it may be reinstated. The reinstatement is subject to:

                  1. Receipt at Our Office of a Written Notice. Such notice must be within 3 years after the date of Termination and prior to the Maturity Date; and
                  2. Receipt of evidence of insurability satisfactory to Us, of both insureds if both insureds were alive on the date of Termination, or if only one insured was alive on the date of Termination, evidence of insurability for that insured; and
                  3. Payment of a minimum premium sufficient to provide a Net Premium to cover (a) 1 monthly deduction at the time of Termination, plus (b) the next 2 monthly deductions which will become due after the time of reinstatement; and
                  4. Payment of an additional amount sufficient to cover any surrender charge as of the date of reinstatement.

                  The effective date of a reinstatement shall be the first Monthiversary on or next following the day We approve the application for reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated. The No Lapse Date will be reinstated provided all of the above requirements and the requirements under the Grace Period section are met.

                  If Termination occurs during the Surrender Charge period, the Surrender Charge, as shown on the Policy Schedule page, will be reinstated for the balance of the Surrender Charge period. The Surrender Charges, and the periods to which they apply, are measured from the Policy Date, with credit for the time period that the Policy was lapsed.



                                                         POLICY VALUE PROVISIONS


NET PREMIUM       The Net Premium equals the premium paid times the Net Premium
                  Factor shown on the Policy Schedule Page.

ALLOCATION OF NET Net Premiums will be allocated to the Subaccounts of the
PREMIUMS Separate Account and the Fixed Account on the first Valuation Date on or following the date the premium is received at Our Office; except any Net Premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. All Net Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation Account. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner's allocation as shown in the application.

                  We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages are permitted. The allocation may be changed by the Owner. We reserve the right to limit such change to once each year. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

MONTHLY           On each Monthiversary, a monthly deduction for this Policy
DEDUCTIONS        will be made equal to the sum of the following:

                  1. The Monthly Policy Charge, as shown on the Policy Schedule Page;
                  2.       The monthly Cost of Insurance for this Policy;
                  3.       The Monthly Death Benefit Guarantee Charge;
                  4. Any charges for benefits provided by Riders attached to this Policy.

                  Deductions will be withdrawn from each account in proportion to the value each bears to the Cash Value.

                  Deductions for In Force policies, except for the first policy year, will be reviewed whenever the deductions for new issues are changed; however, this review will not be done more often than once each policy year nor less frequently than every five policy years. Any change in deductions will be determined in accordance with procedures and standards on file with the Superintendent of Insurance of New York.

MONTHLY POLICY    Both the Initial and Guaranteed Monthly Policy Charge are
CHARGE            shown on the Policy Schedule Page. It is Our intention to
                  charge the Initial Monthly Policy Charge each month; however, We reserve the right to increase the Monthly Policy Charge up to the Guaranteed Monthly Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.

MONTHLY COST OF   The monthly cost of insurance on each Monthiversary is
INSURANCE         determined as follows:

                  1. Divide the Death Benefit on the Monthiversary by 1.0024663; and
                  2. Reduce the result by the cash value, if positive, on the Monthiversary; and
                  3. Multiply (2) by the appropriate monthly cost of insurance rates.

MONTHLY COST OF   To determine the Monthly Cost of Insurance rates, We will
INSURANCE RATES   refer to the current cost of insurance rate tables in effect for this Policy using the sex, Age at issue, Rate Band, plan of insurance, Rate Class, and the duration from the Policy
                  Date. Monthly Cost of Insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same Attained Age, Rate Band, sex, plan of insurance, Rate Class, and whose policies have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed Maximum Life
                  Insurance Rates.

                  A portion of the cost of insurance is used to cover acquisition expenses arising from issuance of the Policy. Such expenses are generally higher in the early policy years.

MONTHLY DEATH     The charge is equal to the Monthly Death Benefit Guarantee
BENEFIT GUARANTEE Charge as shown on the Policy Schedule Page times the initial
CHARGE            Specified Amount. This charge will be deducted until the No
                  Lapse Date. On and after the No Lapse Date, this charge will be zero.

SUBACCOUNT VALUE  At the end of any Valuation Period, the value of the
                  Subaccount is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of the Subaccount. The number of units purchased or redeemed in a given transaction is the dollar amount divided by the unit value.

                  The number of units in a Subaccount is equal to:

                  1.       The initial units purchased on the Policy Date; plus
                  2.       Units purchased at the time additional Net Premiums
                           are allocated to the Subaccount; plus
                  3.       Units purchased through transfers from another
                           Subaccount or the Fixed Account; minus
                  4.       Those units that are redeemed to pay for monthly
                           deductions as they are due; minus
                  5.       Any units redeemed to pay for cash withdrawals; minus
                  6.       Any units redeemed as part of a transfer to another
                           Account.

FIXED ACCOUNT     At the end of any Valuation Period, the Fixed Account value is
VALUE             equal to:

                  1.       The sum of Net Premiums allocated to the Fixed
                           Account; plus
                  2. Any amounts transferred from a Subaccount to the Fixed Account; plus
                  3.       Total interest credited to the Fixed Account; minus
                  4. Any amounts charged to pay for monthly deductions as they are due; minus
                  5. Any amounts withdrawn from the Fixed Account to pay for cash withdrawals; minus
                  6. Any amounts transferred from the Fixed Account to a Subaccount.

                  Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate shown on the Policy Schedule Page. We may declare from time to time various higher current interest rates on the unloaned portion of the Fixed Account. Current interest rates are based upon projected investment returns. Current interest is nonforfeitable after the date it is credited.

                  On transfers from the Fixed Account to a Subaccount, We reserve the right to require the following:

                  1. Written Notice must be received by Us within 30 days after an Anniversary.
                  2. The transfer will take place on the date We receive such Written Notice.
                  3. The maximum amount that may be transferred is the greater of (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

                  Unless We otherwise consent, transfers or allocation of Premiums to the Fixed Account may be restricted if the Fixed Account Value excluding the loan reserve following the transfer or allocation will exceed the Fixed Account Value Limit shown on the Policy Schedule Page. This restriction will not apply for any transfer made under the Conversion Rights or the Reduced Paid Up Benefit section of the General Provisions of this Policy.

                  We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive Written Notice.

CASH VALUE        At the end of any Valuation Period, the cash value of the
                  Policy is equal to the sum of the Subaccount values plus the Fixed Account value, except as provided in the Grace Period section of the Premium Provisions of this Policy.

                  Charges and credits to the cash value will be processed in the following order, if applicable, at the end of each Valuation
                  Period:

                  1.       Crediting of premium payments and loan repayments;
                  2. Deduction of charges related to policyholder requests such as transfers and withdrawals;
                  3. Crediting of interest on the fixed account and adjustment of unit values for the Separate Account;
                  4.       Withdrawal of monthly deductions.

NET SURRENDER     The Net Surrender Value is the amount payable upon surrender
VALUE             of this Policy. The Net Surrender Value as of any date is
                  equal to:

                  1.       the cash value as of such date; minus
                  2.       any surrender charge as of such date; minus
                  3.       any outstanding policy loan; minus
                  4.       any accrued loan interest.

SURRENDER         During the first 15 policy years, a surrender charge will be
CHARGE            incurred upon surrender of this Policy. The charge is
                  calculated as:

                  (a) x (b+c+d) where:

                  (a) is the Surrender Charge Factor varying by policy year as shown on the Policy Schedule Page;
                  (b) is the Issue Charge as shown on the Policy Schedule Page times the Specified Amount on the Policy Date;
                  (c) is the Initial Percentage as shown on the Policy Schedule Page times the sum of all premiums paid up to one Surrender Charge Base Premium as shown on the Policy Schedule Page;
                  (d) is the sum of all premiums paid in excess of one Surrender Charge Base Premium times the Excess Percentage as shown on the Policy Schedule Page.

                  There is no change in the Surrender Charge when the first Joint Insured dies.

SURRENDER         The Owner may surrender this Policy for the Net Surrender
                  Value at any time while the Policy is In Force. Payment will usually be made within ten days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy. If payment is not mailed within ten days, interest will be calculated from the date We received complete surrender documentation to the date the payment is mailed.

WITHDRAWALS       Cash withdrawals may be made any time after the first policy year and while the Policy is In Force. Only one withdrawal is allowed during a policy year. During the first ten policy years, the amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value.
                  After the first ten policy years, the amount of a withdrawal may be limited to no less than $500 and to no more than the Net Surrender Value less $500. The remaining Net Surrender
                  Value following a withdrawal may not be less than $500. The request for a withdrawal must be by Written Notice. A processing fee of the lesser of 2% of the amount withdrawn or $25 will be deducted from each withdrawal amount and the balance will be paid to the Owner.

                  When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the Death Benefit is Option Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the Death Benefit, which may be determined from the Death Benefit section of the Death Benefit Provisions of this Policy. No withdrawal will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule Page.

                  The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner's current allocation instructions. Payment will be made within ten days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF   Subject to the Grace Period section of the Premium Provisions
INSURANCE         of This Policy, insurance coverage under this Policy and any benefits provided by rider will be continued In Force until the Net Surrender Value is insufficient to cover the monthly deductions. This section shall not continue this Policy beyond the Maturity Date nor continue any Rider beyond the date for its Termination, as provided in the Rider.

INSUFFICIENT      If the Net Surrender Value on any  Monthiversary is not
VALUE             sufficient to cover the monthly deductions then due, this
                  Policy shall terminate subject to the Grace Period section of the Premium Provisions of this Policy.

BASIS OF          Policy values and reserves are at least equal to those
COMPUTATIONS      required by law. A detailed statement of the method of
                  computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS      After the first policy year and during the continuance of this
                  Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the Net Surrender Value. The amount of any policy loan may be limited to no less than $500, except as noted below.

                  When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner's current premium allocation instruction. If the current premium allocations cannot support the withdrawal, funds will be withdrawn on a pro-rata basis according to existing Account values, as of the date of the loan.

                  The loan date is the date We process a loan request. Payment will usually be made within ten days of the date We receive a proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

                  While this Policy is In Force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments. Loan repayments will reduce the outstanding loan. The loan reserve is also reduced and this amount is transferred to the appropriate Separate or Fixed Account in accordance with the Owner's current allocation instructions.

                  Interest charged on any loan will be up to the maximum policy loan rate of 4%, payable in arrears. The charged rate is determined at least once every 12 months, but not more frequently than once in any 3 month period. The policy cannot lapse as a result of a change in the charged rate. We may also apply different charged rates to different parts of the loan. In no event will the charged rate on policy loans be more than 1% greater than the credited rate of 3%. Interest, in arrears, is due at each Anniversary. Interest not paid when due will be added to the loan and will bear interest up to the maximum policy loan rate.

                  At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. At each such time, if this amount plus any accrued loan interest exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, plus any accrued loan interest, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, We reserve the right to require that the transfer be directed to the Fixed Account if such loans were originally transferred from the Fixed Account.

POLICY SPLIT OPTION

SPLIT OPTION      Subject to Our evidence of insurability requirements, the
                  Owner may request to split this Policy, not including any Riders, and purchase two permanent individual fixed account life insurance policies offered by Us at the time of the request; one on the life of each Joint Insured. The Owner may request this Split Option by notifying Us at Our Office in writing within 90 days following either:

                  1. The later of the enactment or the effective date of a change in the Federal estate tax laws that would reduce or eliminate the unlimited marital deduction; or
                  2. The date of entry of a final decree of divorce with respect to the Joint Insureds; or
                  3. Written confirmation of a dissolution of a business partnership of which the partners are the Joint Insureds.

SPECIFIED AMOUNT  The initial specified amount for each new policy cannot be greater than 50% of this Policy's Specified Amount, not including the face amount of any Riders.

CASH VALUE        Cash value and indebtedness under this Policy will be
                  allocated equally to each of the new policies. If one Joint
                  Insured does not meet Our insurability requirements We will pay the Owner one half of this Policy's Net Surrender Value and issue only the policy covering that Joint Insured who meets Our insurability requirements or; the Owner may elect to keep this Policy In Force on both Joint Insureds and no new policies will be issued.

ISSUE LIMITS/     The new policies will be subject to Our minimum and maximum
PREMIUM RATE      specified amounts and issue ages for the plan of insurance
CLASSIFICATION    selected.

                  If one of the Joint Insureds is older than the new policy's maximum issue age at the time the split option is requested, Our approval must be obtained to exercise this split option.

PREMIUMS The premiums for the new policies will be based on each Joint Insured's attained age and premium rate class as determined by current evidence of insurability. Premiums are payable as of the policy dates for each new policy.

POLICY DATE       The policy date for each new policy will be the Monthiversary following notification to Us to execute this split option.

OWNER/BENEFICIARY The owner and beneficiary for the new policies will be those named in this Policy, unless otherwise specified.



                                                              SETTLEMENT OPTIONS


EFFECTIVE DATE    The effective date of a settlement option will be either the
AND FIRST PAYMENT date of surrender or the date of death of the Surviving
DUE               Insured. The first payment due will be on the effective date of the settlement option.

BETTERMENT OF     The payee will receive the greater of:
MONTHLY ANNUITY

                  1.       The income rate guaranteed in this Policy; or
                  2. The income rates in effect for Us at the effective date of the settlement option.

AVAILABILITY      If the payee is not a natural person, a settlement option is only available with Our permission. No settlement option is available if:

                  1.       The payee is an assignee; or
                  2.       The periodic payment is less than $100.

AGE Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.

PROOF OF AGE      Prior to making the first payment under this Policy, We
AND SEX           reserve the right to require satisfactory evidence of the
                  birth date and sex of any payee.

PROOF OF SURVIVAL Prior to making any payment under this Policy, We reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.

INTEREST AND      All settlement options are based on the Annuity 2000 Mortality
MORTALITY         Table, if applicable, and a guaranteed annual interest rate of
                  3%.

AMOUNT OF MONTHLY The amount of each monthly annuity payment will be determined
ANNUITY PAYMENT   by multiplying:

                  1. The appropriate rate based on the guaranteed interest rate and, for Options B and C, the mortality table for the payments; times
                  2. The proceeds as of the effective date of the settlement option.

OPTIONS The following options are available for payment of monthly annuity payments. The rates shown are the guaranteed rates for each $1,000 of proceeds at selected ages. Any guaranteed rates not shown for the options below will be available upon request. Higher current rates may be available as of the effective date of the settlement option.

Option A - Fixed  The proceeds will be paid in equal installments. The
Period installments will be paid over a fixed period determined from the following table:


                   Fixed Period            Rate
                   ------------            -----
                   (in Months)
                        60                 17.91
                       120                  9.61
                       180                  6.87
                       240                  5.51
                       ===                 =====


Option B - Life   The proceeds will be paid in equal installments determined
Income            from the following table. Such installments are payable:

                  1.       during the payee's lifetime only (Life Annuity); or
                  2. during a 10 Year fixed period certain and for the payee's remaining lifetime (Certain Period); or
                  3. until the sum of installments paid equals the proceeds applied and for the payee's remaining lifetime (Installment Refund).

Payee's         Life Annuity                 Certain Period              Installment Refund
 Age        Male           Female         Male           Female         Male           Female
-------     ---------------------         ---------------------         ---------------------
50          $3.82          $3.70          $3.80          $3.69          $3.70          $3.62
55           4.18           4.01           4.13           3.99           3.99           3.89
60           4.64           4.42           4.57           4.38           4.36           4.23
65           5.30           4.98           5.14           4.89           4.83           4.67
70           6.21           5.78           5.86           5.58           5.43           5.26
==          =====          =====          =====          =====          =====          =====

Option C - Joint The proceeds will be paid in equal installments during the and Survivor Life joint lifetime of two payees and continuing upon the death of
Income            the first payee for the remaining lifetime of the survivor.


                         JOINT AND SURVIVOR LIFE INCOME
               MONTHLY PAYMENTS FOR EACH $1,000 OF AMOUNT RETAINED

                           Age of Other Payee (Female)

                                     12 Years                                                        3 Years
Age of One    15 Years Less            Less             9 Years Less         6 Years Less             Less                Same as
Payee           Than Male            Than Male            Than Male            Than Male            Than Male              Male
(Male)           Payee's              Payee's              Payee's              Payee's              Payee's              Payee's
----------    -------------          ---------          ------------         ------------           ---------             -------
50                $3.06                $3.12                $3.19                $3.25                $3.31                $3.38
55                 3.20                 3.27                 3.35                 3.44                 3.52                 3.61
60                 3.37                 3.47                 3.57                 3.68                 3.79                 3.91
65                 3.59                 3.72                 3.86                 4.01                 4.16                 4.32
70                 3.88                 4.06                 4.25                 4.45                 4.67                 4.89
==                 ====                 ====                 ====                 ====                 ====                 ====

                        AUSA LIFE INSURANCE COMPANY, INC.
                       Home Office: 4 Manhattanville Road
                            Purchase, New York 10577
                             Administrative Office:
                                  P.O. Box 9054
                         Clearwater, Florida 33758-9054




















       Joint Survivorship Flexible Premium Variable Life Insurance Policy
          Death Benefit Proceeds Payable at Death of Surviving Insured
                             Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
         Flexible Premiums Payable During Lifetime of Surviving Insured
                             Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results